Exhibit 99.1

China Valves Technology, Inc. Announces Second Quarter 2011 Results

ZHENGZHOU, China, Aug. 9, 2011 -- China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves" or the "Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three and six months ended June 30, 2011.

Second Quarter 2011 Highlights

  Second quarter net revenue reached $57.7 million, up 17.1% from $49.3 million for the same period last year
  Organic growth accounted for the majority, or approximately 99.9% of total sales growth
  Gross profit increased to $23.7 million, up 3.2% from $23.0 million from the same period last year
  Net income was $10.8 million, or $0.30 per fully diluted share, compared with $14.3 million, or $0.41 per fully diluted share, for the second quarter of 2010
  Adjusting for non-cash items related to the change in fair value of warrant liabilities and non-cash compensation expense, adjusted net income was $12.0 million, or $0.33 per diluted share, compared with adjusted net income of $13.5 million, or $0.39 per diluted share, for the second quarter of 2010
  In June 2011, Henan Kaifeng High Pressure Valve Co., Ltd. received two purchase orders from China Guangdong Nuclear Power Group for gate valves, check valves and globe valves worth $2.0 million in total.
  In June 2011, the Company signed a strategic cooperation agreement with Sinopec International Petroleum Service Corporation. Under the agreement, the Company would supply various valve products for Sinopec Petroleum Service's international projects.
  In June 2011, China Valve Technology (Changsha) Valve Co., Ltd. received purchase orders for the Tibet Pangduo Hydro Project and South-to-North Water Diversion Project worth several million USD in total. The Company expects to deliver these orders in July 2012 and October 2011, respectively.
  In June 2011, the Company announced that with guidance and coordination from the Bureau of National Energy of China, Henan Kaifeng High Pressure Valve Co., Ltd. has signed research and development agreements with another four demonstration projects, Jiangshu Jurong Power Plant, Chongqing Shuanghuai Power Plant, Henan Sanmenxia Power Plant and Jiaozhou Longyuan Power Plants, to supply main stream valves, hydraulic inlet/outlet three- way valves, extraction check valves, and turbine vacuum butterfly valves for use in 1,000 MW ultra-supercritical power plants.

"Our performance for the second quarter 2011 was mixed. We managed to maintain robust organic growth on the back of continued demand for valve products particularly in the power generation industry and the successful expansion of our international presence through the delivery of large orders to overseas customers. While our operating cash flow turned positive due to productive collection of current accounts receivable, we experienced a decline in profitability as increased raw material and labor costs and higher operating expenses strained our operating performance. Rising raw material costs have been a particular concern, since raw material prices account for approximately 80% of our production costs," said Mr. Jianbao Wang, Chief Executive Officer of China Valves. "Although we have successfully attracted larger orders and thereby gained more visibility in terms of our backlog, our involvement in more complex projects has resulted in more quality conscious customers demanding longer warranties, thereby increasing retainage. In light of China's tighter credit environment, we continue to monitor our bidding and collection practices in order to maintain a healthy operating cash flow."

Second Quarter 2011 Results

For the quarter ended June 30, 2011, the Company's total revenue was $57.7 million, up 17.1% from $49.3 million in the same quarter last year. The increase was primarily attributed to strong demand for gate valves, global valves, safety valves and butterfly valves from the power generation and water supply sectors. For the second quarter 2011, sales for the above mentioned valve products increased 27.4%, 82.8%, 96.3% and 15.3%, respectively, compared with the same period in 2010.

Gross profit for the quarter was $23.7 million, up 3.2% from $23.0 million for the same period of 2010. Gross margin was 41.1% for the quarter compared with 46.7% for the same period in 2010 due to significantly higher raw material costs, such as cost of casting and forging steel, steel bars, shafts, bolts, nuts and other raw materials, as a result of inflation in China. Higher labor cost also contributed to the lower gross margin. The Company also sold a higher percentage of medium to low pressure valves during the second quarter 2011 compared with the corresponding period last year, which also contributed to the decrease in gross profit margin.

Selling expenses were $2.8 million compared with $2.8 million in the same quarter 2010, a decrease of $0.01 million, or approximately 0.4% . The decrease was mainly due to the effects of the Company's cost control policy and the new centralized sales function.

General and administrative expenses were $6.4 million compared to $3.0 million in the second quarter of 2010. The increase was mainly due to a $1.3 million stock-based compensation expense for shares issued to directors and officers for the second quarter of 2011, compared with $0.03 million for the same period in 2010, bad debt expenses, which amounted to $0.6 million for the second quarter of 2011 compared with $0.01 million in bad debt recovery for the second quarter of 2010. Higher labor costs also resulted in higher general and administrative expenses in the period.

Income tax expense was $3.7 million, compared with $4.0 million for the second quarter of 2010. The decrease was in line with decrease in income from operations.

Net income for the second quarter of 2011 was $10.8 million, compared to $14.3 million for the corresponding quarter of 2010. Diluted earnings per share were $0.30 for the second quarter of 2011, compared to diluted earnings per share of $0.41 for the second quarter of 2010. After adjusting for a non-cash change in fair value of warrant liabilities of $77,824 and non-cash stock compensation expense of $1.3 million, the Company achieved net income of $12.0 million, or $0.33 per diluted share for the second quarter of 2011, compared to $13.5 million, or $0.39 per diluted share, for the second quarter of 2010 after adjusting for aforementioned non-cash stock compensation expense and change in fair value of warrant liabilities. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information. The Company had 35,842,731 weighted average diluted shares outstanding in the second quarter of 2011 compared with 34,820,455 in the second quarter of 2010.

Six Months Ended June 30, 2011

Revenue for the first six months of 2011 was $99.6 million, up 31.0% from revenue of $76.0 million for the first six months of 2010, mainly due to the added contribution of Changsha Valve and Hanwei Valve, which were acquired in February and April 2010, respectively. Gross profit was $41.2 million, up 11.9% from gross profit of $36.8 million for the six months of 2010. Gross margin was 41.4%, compared to 48.5% for the first six months of 2010. Net income was $18.4 million, or $0.51 per diluted share, compared to $20.9 million, or $0.60 per diluted share, for the same period a year ago. After adjusting for non-cash items related to the change in fair value of warrant liabilities and non-cash compensation expense, non-GAAP net income for the first six months of 2011 was $18.6 million, or $0.52 per diluted share, compared with $20.5 million, or $0.59 per diluted share, in the corresponding period of 2010, after adjusting for aforementioned non-cash stock compensation expense, change in fair value of warrant liabilities and gain from acquisitions.

Financial Condition

As of June 30, 2011, China Valves had $37.6 million in cash and cash equivalents, $113.3 million in working capital and a current ratio of 3.2:1. Current accounts receivable were $92.5 million as of June 30, 2011 compared with $84.1 million as of December 31, 2010, while retainage was $10.3 million as of June 30, 2011 compared with $4.8 million as of December 31, 2010. Days Sales Outstanding for the six months ended June 30, 2011 were 162 compared with 112 for the corresponding period last year.

The Company had no long-term debt on its balance sheet as of June 30, 2011. Shareholders' equity stood at $221.5 million, compared with $188.6 million as of December 31, 2010.

Net cash provided in operating activities was $2.4 million in the six months ended June 30, 2011, compared with net cash provided by operating activities of $5.1 million in the same period in 2010. The decrease was primarily attributable to the increase in accounts receivable and inventory after the acquisitions of Hanwei Valve, Changsha Valve and Yangzhou Rock.

Net cash used in investing activities decreased to $1.2 million in the six months ended June 30, 2011, compared with $31.1 million in the same period in 2010, which was used primarily for the acquisitions of new subsidiaries. The net cash used in investing activities during the six months ended June 30, 2011 was primarily used for purchase of equipment, intangible assets and construction in progress for Changsha Valve and Kaifeng Valve.

Net cash provided by financing activities was $10.1 million in the six months ended June 30, 2011, compared with net cash provided by financing activities of $24.5 million in the same period in 2010 due to the less financing activities undertaken this year.

As of June 30, 2011, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

In August 2011, the Company announced that Intertek Moody Group, a third-party technical services organization, released results for its inspection of a fully welded ball valve product manufactured by Hanwei Valve. According to the inspection report, Hanwei Valve is capable of supplying API6D large-size fully welded ball valves ranging from 42 inches to 56 inches and withstanding pressure between 150 and 900 psi.

In August 2011, Henan Tonghai Fluid Equipment Co., Ltd., China Valves' PRC holding company, has been named one of China's Top 500 Machinery Manufacturers in 2011 by the China Machinery Enterprise Management Association.

On July 12, 2011, China Valves hosted its Annual General Meeting at its headquarters in Zhengzhou, China.

Business Outlook

The Company focuses on growing its sales organically by further streamlining its operations through the consolidation of sales and raw material procurement functions between its different subsidiaries and strengthening product quality in order to attract more high profile projects. While the Company expects the power generation, water supply and petrochemical and oil sectors to drive demand for valves, the higher inflation in combination with larger orders may lengthen the sales cycle.

The Company maintains its focus on selective bidding for profitable projects. As of June 30, 2011, backlog of firm orders was $125 million of which it expects to deliver 70% by the end of the year.

"For the remainder of this year, we expect to focus on the following key areas: First, we aim to strengthen the cooperation between our operating subsidiaries to improve sales procedures and realize production efficiency. Second, we continue to emphasize our research and development capabilities in order to improve our product offerings, expand our project scopes and strengthen our competitive advantages against both domestic and international valve players in niche markets. Third, we are committed to reducing accounts receivable balance through the implementation of centralized payment terms, increased training of sales staff and linking sales commissions to successful collection," said Mr. Wang. "We maintain our outlook for 25-28% revenue growth for fiscal year 2011. Given the implementation of production efficiencies offset by ongoing raw material and labor cost pressures, we expect our gross profit margin to remain around 41-42% for the remainder of the year."

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday August 9, 2011 to discuss its financial results for the second quarter of 2011. To participate in this live conference call, callers from United States should call 186 6242 1388. Callers from China should call 400 698 8166. Callers from other countries should call +61 2 8823 6760. The Conference Pass Code is 89252371.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on Tuesday August 9, 2011 at 11:00 a.m. Eastern Time. To access the replay, callers from United States should call 186 6214 5335. Callers from China should call 400 692 0026. Callers from other countries should call +61 2 8235 5000. The Conference Pass Code is 89252371.

Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three months and six months ended June 30, 2011 and June 30, 2010 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions, changes in fair value of derivative instruments and non-cash compensation expenses. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

Reconciliation of non-GAAP financial measures

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Net income	10,790,432	14,295,607	18,359,878	20,911,832
Non-cash stock compensation	1,259,861	11,924	1,268,972	32,171
Change in fair value of warrants	-77,824	-789,670	-990,031	564,504
Gain from acquisitions	0	0	0	-1,016,198
Adjusted net income	11,972,469	13,517,861	18,638,819	20,492,309
Earnings per share	0.30	0.41	0.51	0.60
Non-cash stock compensation per share	0.03	0.00	0.04	0.00
Change in fair value of derivative instruments - per share	0.00	-0.02	-0.03	0.02
Gain from acquisitions - per share	0.00	0.00	0.00	-0.03
Adjusted earnings per share	0.33	0.39	0.52	0.59

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou City ZD Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Taizhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

ASSETS

	JUNE 30,	December 31,
	2011	2010
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$37,631,595	$25,820,607
Restricted cash	2,362,731	1,164,598
Notes receivable	413,241	2,815,939
Accounts receivable, net of allowance for doubtful accounts of $2,329,133 and $998,739 as of June 30, 2011 and December 31, 2010, respectively	92,496,507	84,147,126
Accounts receivable - related party	-	200,185
Other receivables, net	5,401,684	3,176,648
Other receivables -related party	1,008,304	152,179
Inventories, net	22,174,115	16,251,938
Advances on inventory purchases	2,646,172	1,094,670
Advances on inventory purchases - related party	-	917,202
Prepaid expenses and other current assets	245,418	359,353
Total current assets	164,379,767	136,100,445

PLANT AND EQUIPMENT, net	40,118,801	40,773,562

OTHER ASSETS:
Accounts receivable - retainage, long term	10,320,137	4,751,605
Goodwill	33,610,125	32,955,163
Intangibles, net of accumulated amortization	23,163,597	23,027,880
Other investments, cost	806,284	790,572
Other non-current assets	206,592	108,435
Total other assets	68,106,735	61,633,655

Total assets	$272,605,303	$238,507,662

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$21,571,060	$19,530,341
Accounts payable - related party	839,713	2,382,906
Short-term loans	6,460,525	5,648,794
Other payables	3,844,530	3,405,201
Other payables - related parties	76,225	1,899,627
Accrued liabilities	2,726,107	2,825,560
Customer deposits	9,926,235	6,499,833
Taxes payable	5,670,691	6,828,118
Warrant liabilities	1,349	880,565
Total current liabilities	51,116,435	49,900,945

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 35,994,654 shares and 34,664,654 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	35,994	34,664
Additional paid-in capital	106,981,625	96,433,316
Statutory reserves	11,042,069	10,046,713
Retained earnings	87,226,140	69,861,618
Accumulated other comprehensive income	16,203,040	12,230,406
Total shareholders' equity	221,488,868	188,606,717
Total liabilities and shareholders' equity	$272,605,303	$238,507,662

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
SALES	$57,668,888	$49,257,487	$99,622,469	$76,041,724

COST OF GOODS SOLD	33,957,886	26,272,523	58,408,217	39,197,224

GROSS PROFIT	23,711,002	22,984,964	41,214,252	36,844,500

OPERATING EXPENSES:
Selling	2,765,760	2,778,385	5,060,376	4,212,462
General and administrative	6,393,747	3,031,592	12,357,449	6,050,705
Research and development	182,536	80,729	241,614	154,932
Total operating expenses	9,342,043	5,890,706	17,659,439	10,418,099

INCOME FROM OPERATIONS	14,368,959	17,094,258	23,554,813	26,426,401

OTHER (INCOME) EXPENSE:
Other income, net	(90,157)	(430,665)	(87,055)	(395,876)
Gain from acquisition	-	-	-	(1,016,198)
Interest and finance expense, net	92,661	31,412	150,331	66,198
Change in fair value of warrant liabilities	(77,824)	(789,670)	(990,031)	564,504
Total other income, net	(75,320)	(1,188,923)	(926,755)	(781,372)

INCOME BEFORE PROVISION FOR INCOME TAXES	14,444,279	18,283,181	24,481,568	27,207,773

PROVISION FOR INCOME TAXES	3,653,847	3,987,574	6,121,690	6,295,941

NET INCOME	10,790,432	14,295,607	18,359,878	20,911,832

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	3,326,724	652,538	3,972,634	686,317

COMPREHENSIVE INCOME	$14,117,156	$14,948,145	$22,332,512	$21,598,149

BASIC EARNINGS PER SHARE:
Weighted average number of shares	35,842,731	34,634,710	35,646,643	34,447,460
Earnings per share	0.30	0.41	0.52	0.61

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	35,842,731	34,820,455	35,717,823	34,691,494
Earnings per share	$0.30	$0.41	$0.51	$0.60

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,
(Unaudited)

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,359,878	$20,911,832
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,955,279	1,980,557
Bad debt provision	1,777,651	187,257
Gain on acquisition	-	(1,016,198)
Stock compensation	1,268,972	32,171
Change in fair value of warrant liabilities	(990,031)	564,504
Change in operating assets and liabilities:
Restricted cash due to sales covenant	(1,161,261)	325,529
Notes receivable	2,429,940	20,046
Accounts receivable-trade and retainage, short term	(7,894,245)	(28,511,940)
Accounts receivable - related parties	2,328	-
Other receivables	(2,554,965)	344,876
Other receivables - related parties	1,164,882	-
Inventories, net	(5,533,769)	(1,403,737)
Advance on inventory purchases	(1,577,620)	(8,196)
Advances on inventory purchases-related party	(1,077,704)	204,514
Prepaid expenses	36,544	-
Accounts receivable - retainage, long term	(5,410,147)	(857,187)
Accounts payable-trade	1,633,261	4,900,393
Accounts payable-trade- related parties	(1,377,850)	405,679
Other payables	367,308	106,605
Other payables - related parties	(1,853,545)	(304,912)
Accrued liabilities	(130,932)	251,575
Customer deposits	3,258,703	3,010,373
Taxes payable	(1,278,208)	4,005,623
Net cash provided by operating activities	2,414,469	5,149,364

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(71,468)	(220,050)
Advances on equipment purchases	(11,763)	-
Cash paid for acquisitions	-	(28,546,000)
Cash proceeds from sale of equipment	40,520	-
Purchases of equipment and intangible assets	(1,158,152)	(2,330,227)
Net cash used in investing activities	(1,200,863)	(31,096,277)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to escrow covenant	-	(7,592)
Repayment of notes payable	-	(440,100)
Cash proceeds from public offering and warrants exercised	9,391,482	23,881,858
Proceeds from short-term loan - banks and others	764,538	1,544,480
Repayments of short-term loan- banks and others	(73,244)	-
Repayments of short-term loans-related parties	-	(444,232)
Net cash provided by financing activities	10,082,776	24,534,414

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	514,606	289,353

INCREASE (DECREASE) IN CASH	11,810,988	(1,123,146)

CASH and CASH EQUIVALENTS, beginning of period	25,820,607	14,485,408

CASH and CASH EQUIVALENTS, ending of period	$37,631,595	$13,362,262

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$148,520	$97,809
Cash paid for income taxes	$5,792,020	$2,223,508

China Valves Technology, Inc.
Gang Wei, CFO
Tel: +86-371-8601-8777
E-mail: ir@cvalve.com
http://www.cvalve.com

CCG Investor Relations
Linda Salo, Account Manager
Tel: +1 646-922-0894
E-mail: linda.salo@ccgir.com

Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com